Exhibit 1.2 Organization Regulations of UBS AG

Organization Regulations
of UBS AG

Based on article 716b of the Swiss Code of Obligations and article 24 of the Articles of Association of UBS AG, the Board of Directors has issued the following Organization Regulations, which were last amended on 29 April 2004.

(Whenever the context may require, any pronoun shall include the corresponding masculine, feminine and neuter forms.)

Organization Regulations	page 1

The Appendix hereto is an integral part of these Organization Regulations.

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I.       The Board of Directors

A.       Constitution, Functions and Modus Operandi

Art. 1	Constitution

1The Board of Directors (“Board”) constitutes itself in the last meeting preceding (subject to shareholder’s approval of elections) or the first meeting following the Annual General Meeting of Shareholders.

2The Board elects its Chairman and one or more Vice Chairmen and appoints its Secretary.

Art. 2	Meetings and invitations to convene

1The Board meets as prescribed by article 21 of the Articles of Association.

2Except in urgent cases the invitations to the meeting, together with the agenda, are sent to the directors at least one week before the date of the meeting.

3As a rule, the members of the Group Executive Board (“GEB”) participate in Board meetings in an advisory capacity. The presiding director decides when exceptions will be made. Together with the Group Chief Executive Officer (“Group CEO”), the presiding director determines whether other persons may attend.

4The Board regularly holds Private Meetings without participation of GEB members.

Art. 3	Decisions and minutes

1The Board takes its decisions as prescribed by article 22 of the Articles of Association. Directors may participate in meetings via telephone or video. They are deemed to be present in such cases.

2In urgent cases, decisions may be taken via circular mail. Such decisions are only valid when the text of the resolution had been sent to all directors, when more than two thirds of the directors cast a vote, and when the absolute majority of directors voting approve the resolution submitted to them. Any dissenting director is entitled to request a meeting to be convened. In such a case the decision via circular mail is not valid.

3Minutes are kept of decisions taken by the Board and are signed by the presiding director and the Secretary.

Art. 4	Functions and authorities

1The functions and authorities of the Board are based on the provisions contained in articles 23–28 of the Articles of Association. All details are governed in the Appendix.

2The Board establishes detailed rules about its working methods and the individual rights of its members in a special Charter.

Art. 5	Term of office

A director shall normally not stand for re-election if he has reached the age of sixty-five when the mandate expires. The Board may propose to the Annual General Meeting of Shareholders that a director be re-elected despite having reached this age limit. No director shall, however, hold office beyond the age of seventy.

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B.      The Chairman’s Office

Art. 6	Composition

The Board establishes a Chairman’s Office, composed of the Chairman and one or more Vice Chairmen.

Art. 7	Meetings

1The Group CEO normally participates in an advisory capacity at formal meetings held by the Chairman’s Office. The members of the Chairman’s Office meet from time to time also with the members of the GEB to deal with strategic and other fundamental issues. The

2The Chairman or an executive Vice Chairman participates in the meetings of the GEB. Such participation serves to ensure that the Board is apprised of current developments and permits the exercise of the supervisory and control functions of the Board and its ultimate responsibility for the management of the Group. The Chairman or an executive Vice Chairman participates in these meetings in an advisory capacity.

Art. 8	Decisions and minutes

The presence of the Chairman and one Vice Chairman is required for resolutions to be passed at meetings of the Chairman’s Office. Details are ruled in the Charter for the Chairman’s Office.

Art. 9	Functions and authorities

1The authorities of the Chairman’s Office are governed in detail in the Appendix and in the Charter for the Chairman’s Office. Together with the GEB, the Chairman’s Office assumes overall responsibility for the development of the Group’s strategies.

2As an exception, urgent decisions falling within the authority of the Board may be taken by the Chairman’s Office. Such decisions are to be brought to the attention of the Board as soon as possible. This regulation shall not apply to such functions and duties of the Board which, pursuant to article 716a of the Swiss Code of Obligations, are non-transferable and inalienable.

3The Chairman’s Office assumes authority and responsibility for supervising Group Internal Audit as defined in the Federal Banking Commission’s Circular Letter dated 14 December 1995. Details are governed in the Charter of the Chairman’s Office.

4The Chairman’s Office acts as Risk Committee of the Board. It approves risk control standards, concepts, methodologies and limits within the Group risk principles, capacity and exposure, as they have been defined by the Board. It defines the level of authority to be delegated to the GEB.

5For individual transactions falling within its authority as well as for the approval of temporary exceptions to existing limits, the Chairman’s Office can delegate the authority to an executive Vice Chairman who reports on the decision to the next meeting of the Chairman’s Office.

6The Chairman’s Office delegates one of its members to participate in the GEB Risk Subcommittee in an advisory capacity. This member has a veto right to prevent the Group committing to risk in single transactions that in his judgment have a potential to

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violate the Group’s established risk principles. For existing exposures to a single transaction, a counterparty, an event, a sector or a country, the delegate can call for a review at the Chairman’s Office level, if in his judgment, there is a potential for these exposures to violate the Group’s established risk principles. In case of dissenting views between the Chairman’s Office delegate and the GEB Risk Subcommittee, the Chairman and the Group CEO resolve any outstanding issue jointly; in case they cannot come to a joint conclusion, the Chairman’s Office shall decide. The delegated member regularly reports to the Chairman’s Office on important decisions and discussions of the GEB Risk Subcommittee.

C.      The Board of Directors’ Committees

Art. 10	Appointment and authorities

1The Board appoints the following Committees:
a)	Audit Committee
b)	Compensation Committee
c)	Nominating Committee
d)	Corporate Responsibility Committee

2The Board establishes a Charter for each of these Committees which defines the composition of the Committee, its authorities and working method. It may appoint additional committees if deemed necessary.

D.      The Chairman of the Board of Directors

Art. 11	Functions

1The Chairman leads the Board and ensures alignment of the Board Committees to the Board’s agenda. He – or in his absence one of the Vice Chairmen – presides over the Board meetings and the General Meeting of Shareholders.

2The Chairman, on behalf of the Board, exercises ongoing supervision and control over the GEB. The Chairman is responsible for providing information to the Chairman’s Office and the Board that is relevant to their function.

3The Chairman challenges and supports the Group CEO and the GEB in developing strategies, plans and targets. The Chairman assumes a leading role in designing the Group’s Corporate Governance, in Group CEO succession planning and in positioning the Group on issues of public affairs and corporate social and environmental responsibility. Together with the Group CEO, he takes a leading role in setting the Group’s strategic direction, is responsible for shaping an entrepreneurial corporate culture, determining the Group’s risk philosophy, defining global compensation principles, planning succession at the GEB level, managing the Group’s high quality reputation and representing the Group to important investors, clients and other stakeholders, as well as to the general public.

4Group Internal Audit reports directly to the Chairman, who may delegate the day-to-day supervision of Internal Audit to one of the executive Vice Chairmen.

Art. 12 Authorities

The Chairman and the executive Vice Chairmen may demand information about any matters relating to the Group, and examine reports, proposals and minutes of meetings of the Group Executive Board, the Group Functions and Committees of the Corporate Center and the Business Groups.

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II.           The Group Executive Board

A.      Composition, Functions and Modus Operandi

Art. 13	Composition

The Group Executive Board consists of the Group CEO, the Group Chief Financial Officer (“Group CFO”), and at least three other members. The Group CEO can propose to the Board the appointment of one or more Deputy Group CEOs.

Art. 14	Meetings, decisions, minutes

1As a rule, the GEB meets at least once every month. Extraordinary meetings will be held as required or at the request of a member.

2A quorum is constituted when a majority of the GEB members are present, either in person or on video/audio equipment.

3Decisions are taken by the majority of the members present. In case of a tie, the presiding officer has the casting vote.

4Minutes are kept of decisions taken by the GEB and are signed by the presiding officer and the recording secretary. They are taken as approved, if no comment is made on them in the next meeting. They shall be sent to all GEB members, the executive members of the Board and are made available for inspection to the non-executive members of the Board.

5Decisions may also be taken by means of Circular Resolutions, except if anyone of the members asks for oral deliberation. Circular Resolutions shall be recorded in the minutes of the next meeting.

6In urgent matters, where it is not feasible to obtain a Circular Resolution timely, the Group CEO may decide together with two other GEB members, followed by an information to the full GEB.

Art. 15	Functions and authorities

1The GEB has the executive management responsibility for the Group. Together with the Chairman’s Office, it assumes overall responsibility for the development of the Group’s strategies. It is responsible for the implementation and results of those strategies. It ensures cooperation and unity within the Group across Business Group lines.

2The authorities of the GEB are governed in detail in the Appendix, based on article 30 of the Articles of Association. The GEB prepares the proposals which have to be submitted to the Chairman’s Office and the Board for approval and supports the decision making process. It regularly informs the Board on the Group’s business development.

3In order to optimize its organization, the GEB may

a)	appoint subcommittees to prepare and support its decisions, provided that in each case the responsibility remains with the GEB; the GEB shall establish a Charter for the subcommittees;

b)	wholly or partially delegate approval authorities to one of its members or another officer of the Group; in any such case, the relevant person shall report to the GEB

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on the decisions taken within such authority, and the delegation shall be submitted to the Chairman’s Office for ratification;

c)	organize coordination of the Group’s activities at the regional and country level by assigning specific regional and country responsibilities to individual managers.

Art. 16	The Group Executive Board as Risk Council

1The GEB assumes the responsibilities of a Risk Council. In this function, it has overall responsibility for implementing the Risk Management and Control Principles, for approving the core risk policies as proposed by the Group Chief Risk Officer, the Group Chief Credit Officer or other function holders with group-wide responsibility for a certain specified risk, for allocating risk limits to the Business Groups within the overall approved framework and for managing the risk profile of the Bank as a whole.

2The preparation of the decisions of the GEB in its function as Risk Council as well as the monitoring of the implementation of such decisions is delegated to the Risk Subcommittee of the GEB (“GEB Risk Subcommittee”). The GEB Risk Subcommittee shall also monitor that the recommendations of the Group Internal Audit Reports are implemented within the required time lines. The GEB may delegate certain risk decisions to the GEB Risk Subcommittee in line with a Charter to be approved by the Chairman’s Office.

B.      The Group Chief Executive Officer

Art. 17	Functions and authorities

1The Group CEO assumes the leadership of the GEB and presides over its meetings. He is responsible, together with the GEB, for the development of the Group and Business Group strategies, plans and targets and for the implementation of strategic decisions.

2The Group CEO sets the corporate agenda, ensures high quality and timely decision-making and controls implementation of decisions taken. He establishes and implements the rules of partnership among individual GEB members and ensures their alignment to the corporate agenda. He supports and advises Business Group leaders on individual business and leadership issues and – together with the other GEB members – fosters an integrated entrepreneurial leadership spirit at the level of the Group Managing Board. Together with the Chairman, the Group CEO assumes a leading role in setting the Group’s strategic direction, is responsible for shaping an entrepreneurial corporate culture, determining the Group’s risk philosophy, defining global compensation principles, planning succession at GEB level, managing the Group’s high quality reputation and for representing the Group to important investors, clients and other stakeholders, as well as to the general public.

3The Group CEO assumes a leading role in leadership development at senior management levels. The Group CFO, the Group General Counsel, the Group Chief Communication Officer and the Group Head Human Resources report directly to the Group CEO.

4The Group CEO ensures that the Chairman’s Office and the Board are informed in a timely and appropriate manner.

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5The Group CEO has an all-encompassing right to information and examination regarding all matters handled by the Business Groups. He has veto power over any decisions taken by any management body. A veto has the effect of suspending the decision until the matter is decided by the GEB.

C.      The Group Chief Financial Officer

Art. 18	Functions and authorities

1The Group CFO is responsible for establishing transparency on the Group’s and its individual businesses’ financial performance and proposes measures for performance improvement. He ensures high quality and timely reporting in line with regulatory requirements, corporate governance standards and global best practice. He organizes the Group’s planning, budgeting and controlling process and advises the Group on financial aspects of strategic plans and M&A transactions. The Group CFO is responsible for the Group’s financial, tax and capital management and ensures the development and the implementation of the Group’s risk control principles, frameworks and limits. He defines the standards for accounting, reporting and disclosure, and - together with the Group CEO – manages relations with investors and regulators.

2The Group Chief Risk Officer, the Group Chief Credit Officer, the Group Controller, the Group Treasurer, the Chief Technology Officer and the Head Group Strategic Analysis report directly to the Group CFO.

3The Group CFO is the Head of the Corporate Center staff and leads the Corporate Center Executive Committee.

4He coordinates the working relationships with internal and external audit.

III.      The Business Groups

A.        Organization

Art. 19	Organization of business activities

1The Group’s business activities are organized into Business Groups, which in turn are broken down into Business Areas.

2The structure and assignment of activities are reflected in the basic organizational structure of the Group. Details about responsibilities, functions and authorities are governed in the Appendix and in the Business Group Regulations.

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Art. 20	Mandate

1Business Groups execute specific strategic mandates assigned to them in the context of the Group strategy. They are responsible for both results and risks of their Business Groups, and their performance is measured based on financial and non-financial key performance indicators. They manage those resources that are key to deliver on their strategic mandate.

2Business Groups proactively cooperate with other Business Groups and with the Corporate Center to identify and capture synergies in order to better serve clients, accelerate growth and/or improve efficiencies.

Art. 21	Management

1Business Groups are managed by executive teams.

2Management structure, responsibilities and accountability in the areas of financial and risk management, human resources, legal and compliance, communication and branding are governed in the Business Group Regulations, based strictly on the principles established by the Group.

B.      Business Group CEO

Art. 22	Functions and authorities

1The CEO of the Business Group is a member of the GEB. He pays equal attention to leading his assigned Business Group as well as contributing to the further development of the Group.

2The CEO of the Business Group has overall responsibility for the Business Group, its management and is accountable for its results and risks. He leads the Executive Committee and presides over its meetings. He sets the Business Group agenda, ensures high quality and timeliness of decision making and controls implementation of decisions taken. He is responsible for the development and the implementation of business strategies, plans and targets within the Business Group and for the implementation of the decisions taken by the Group Executive Board.

3The Business Group CEO ensures alignment of management within the Business Group with the overall corporate agenda and proactively cooperates with the CEOs of other Business Groups and other GEB members to identify and capture synergies in order to better serve clients, accelerate growth and/or improve efficiencies.

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IV.     The Corporate Center

Art. 23	Organization, functions and authorities

1Corporate Center creates sustainable value for shareholders and other stakeholders by partnering with the Business Groups to ensure that the firm operates as an effective and integrated whole with a common vision and set of values.

2Its functions include financial, tax and capital management, risk control, legal and compliance, human resources and communication and branding.

3The Corporate Center is managed by the Corporate Center Executive Committee, composed of the major function heads, and led by the Group CFO.

4The Group Function Heads of the Corporate Center have functional directive and functional controlling authority throughout the Group.

V.      The Group Managing Board

Art. 24	Composition

The Group Managing Board (“GMB”) combines the members of the Business Group and Corporate Center Executive Committees. The Company Secretary and the Head of Group Internal Audit are ex-officio members of the GMB. The Group CEO can appoint additional members based on the importance of their functions to the Group. Appointments and removals are approved by the Group CEO upon recommendation by the responsible Business Group CEO and for the Corporate Center upon recommendation by the Group CFO respectively; appointments for direct reports of the Group CEO are approved by the Chairman.

Art. 25	Function

The purpose of the GMB is alignment of the leadership to the Group agenda and targets in terms of strategy, culture and incentives. Its role is to understand, challenge and contribute to further development of the Group’s direction, strategy, values and principles. The GMB serves to promote and communicate the Group’s culture throughout the firm and externally as appropriate, and to provide informal networks across businesses and functions throughout the Group.

Art. 26	Meetings and incentives

1The GMB convenes at least once a year physically for a substantive meeting and at least on a quarterly basis by telephone conference. The meetings are chaired by the Group CEO.

2Contributions of GMB members to overall Group achievements and results are systematically evaluated and considered with individual compensation decisions.

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VI.     Group Internal Audit

Art. 27	Organization

1Group Internal Audit (“GIA”) performs the internal audit function for the entire Group. The Board appoints the Head of GIA. The Chairman’s Office, under the leadership of one of its Vice Chairmen, acts as the supervisory body of GIA.

2All details are governed by the “Charter for UBS Group Internal Audit”, which has been approved by the Board.

3The Chairman’s Office may order special audits to be conducted. Individual Board members may submit requests for such audits to the Chairman’s Office. If there is any doubt about whether such a request is justified, the question is submitted to the Board by the presiding director.

4The members of the GEB, with the agreement of the Chairman, may request GIA to conduct special audits.

Art. 28	Functions and authorities

1GIA monitors compliance with the legal and regulatory requirements and with the provisions of the Articles of Association, as well as with internal policies. In doing so, it specifically verifies or assesses whether the internal controls are commensurate with the risks and are working effectively, whether activities within the Group are being conducted and recorded properly, correctly and fully, and whether the organization of operations, including information technology, is efficient and the information is reliable.

2GIA possesses unrestricted auditing rights within the Company and its subsidiaries; it has access at all times to all accounts, books and records. It must be provided with all information and data needed to fulfill its auditing duties.

3GIA is independent in its reporting and is not subject to any instructions.

VII.     General Provisions

Art. 29	Authority to sign

1The following persons are authorized to sign, jointly with another authorized signatory:

a)	The Executive Members of the Board

b)	The members of the Group Executive Board

c)	The members of the Group Managing Board

d)	Managing Directors, Executive Directors and Directors or senior staff with equivalent ranks

e)	Associate Directors, (with respect to the Business Group Wealth Management and Business Banking also “Chefprokuristen”, “Prokuristen” and “Handlungsbevollmächtigte”).

2The authority to sign for the Company encompasses:

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a)	all its branches worldwide for the Executive Members of the Board, the Group Executive Board and the Group Managing Board;

b)	the respective Business Area and jurisdiction for all other signatories.

3The Group General Counsel issues a Group Directive, ruling all details, including but not limited to extended signature authorities, exceptions to the joint signature authority, dual signature authorities and the authority of signatories of the Company to sign for subsidiaries and vice versa. Subsidiaries shall establish their respective rules, according to local legal and regulatory provisions.

Art. 30	Form of signature

All authorized signatories sign by adding their signature to the name of the Corporation or the respective subsidiary.

Art. 31	Abstention

In the decision making process, members of the Board, the GEB, the Business Group boards and executive management are obliged to abstain from discussions and decisions on transactions or other matters involving a potential conflict of interest. Rules for abstention in individual transactions will be established by the Business Groups.

Art. 32	Amendments

The Board members must be notified in writing of any proposals for the amendment of the Organization Regulations at least one week before the proposals are to be discussed.

Art. 33	Reservation of applicable law

Under these Regulations, the Board, the Chairman’s Office, the GEB and other corporate bodies or functions will, from time to time, render decisions which are valid and binding not only for the Company, but also for its subsidiaries. In any such event, the powers and responsibilities of the corporate bodies of any relevant subsidiaries, which are incumbent upon such corporate bodies under applicable local law, are fully reserved.

Art. 34	Entry into force, implementing provisions

1The Board has issued these Organization Regulations which were last updated on 29 April 2004, effective 1 May 2004.

2The GEB shall enact rules for the implementation of these Regulations if deemed necessary.

UBS AG

Marcel Ospel	Alberto Togni
Chairman	Vice Chairman

Appendix to the Organization Regulations

Authorities

This Appendix is an integral part of the Organization Regulations.
It has last been amended by the Board of Directors of UBS AG on 29 April 2004, effective 1 May 2004

Table of Contents

ABBREVIATIONS AND EXPLANATIONS	3
1. LEGAL STRUCTURE AND ORGANIZATION	4
2. STRATEGY	5
3. PERSONNEL AND COMPENSATION	6
4. AUDIT	10
5. FINANCIAL PLANNING AND REPORTING	11
6. TREASURY MANAGEMENT	13
7. RISK MANAGEMENT AND CONTROL	16
8. INVESTMENTS AND DIVESTMENTS	18
9. OTHER MATTERS	21

Abbreviations and Explanations

A	Approval	GGC	Group General Counsel
AGM	Annual General Meeting of Shareholders	GIA	Group Internal Audit
AoA	Articles of Association	Group HR	Group Head Human Resources
BoD	Board of Directors	GMB	Group Managing Board
CEO	Group Chief Executive Officer	GT	Group Treasurer
CFO	Group Chief Financial Officer	I	Information
ChO	Chairman’s Office	P	Proposal
D	Director	OR	Organization Regulations
ED	Executive Director	MD	Managing Director (or equivalent)
GC	Group Controller	SPE	Special Purpose Entity
GCCO	Group Chief Credit Officer	VaR	Value at risk
GCRO	Group Chief Risk Officer	WM&BB	UBS Wealth Management & Business Banking
GEB	Group Executive Board	X	Authority (=Initiative and Execution) attributed

All references to amounts are in million CHF unless expressly specified otherwise.

1. Legal Structure and Organization

	BoD	Chairman’s Office	GEB	Corporate Center	Business Groups	Remarks
1.1. Articles of Association	A*					* to be submitted to a shareholders’ meeting for approval
1.2. Organization Regulations including Appendix delineating authorities	A	P	P
1.3. Business Group Regulations and Regulations of Corporate Center		A	P	P	P
1.4. Election of the Chairman’s Office and of the Secretary to the Board of Directors	X
1.5. Election of the Chairman and the members of the BoD Committees	A	P*				*Proposals to be submitted to Nominating Committee for submission to full BoD
1.6. Charters of the BoD Committees	A	P*				* Proposals submitted by the individual BoD Committees
1.7. Basic organizational structure of the Group	A	P	P			Definition of basic structure (Business Groups)
1.8. Organizational structure of the Business Groups and the Corporate Center			A	P	P
1.9. Special Committees for Group purposes; definition of charter and appointment of members			A	P	P

2.	Strategy

	BoD	Chairman’s Office	GEB	Corporate Center	Business Groups	Remarks

2.1. Group strategy	A	P	P

2.2. Business Group and Corporate Center strategies		A	P		P (incl. CC)

3. Personnel and Compensation

	BoD	Chairman’s Office	GEB	Corporate Center	Business Groups	Remarks

3.1. Appointments, removals and title ratification

3.1.1. Appointments and removals for senior management functions:

3.1.1.1. Group CEO	A	P
3.1.1.2. Group Executive Board	A	P	P: CEO
3.1.1.3. Group Managing Board		I	A: CEO	P: CFO	P: CEOs
for CEO Direct Reports:
ratification by Chairman

3.1.2. New hire, title ratification and dismissal/removal of MD (or equivalent)			I	A	A

Promotion / title ratification			I	A	A

3.1.3. New hire and dismissal/removal of ED, D and other management				A	A	Can be further delegated

Promotion / title ratification				A	A	Can be further delegated

3.1.4. Appointment and dismissal/removal of Head of Group Internal Audit	A	P

Appointment and promotions of managing directors of Group Internal Audit		A

3.1.5. Appointment of region and country heads, representatives and high profile outside advisors			A	P: CFO	P

	BoD	Chairman’s Office	GEB	Corporate Center	Business Groups	Remarks

3.2. Compensation

3.2.1. Group compensation policy	A: BoD	P	P
P:
Compensation
Committee

3.2.2. Compensation system for

- Non executive BoD members	A	P
- Executive BoD members	A:	P
Compensation Committee
- GEB members (incl. CEO)	A:	P	P
Compensation Committee
- GMB members		A	P

3.2.3. Total compensation for

- Non executive BoD members		A *				* Proposals prepared by Compensation Committee
(Executive BoD members)

- Executive BoD members	A:	P: Chairman
	Compensation Committee	(except for Chairman’s own compensation)

- GEB members (incl. CEO)	A:		P: CEO
	Compensation Committee	P: Chairman	(except for CEO’s own compensation)

- GMB members				P: CFO	P: CEOs BG
		A: Chairman (for Direct Reports of CEO)	A: CEO (except for own Direct Reports)

	BoD	Chairman’s Office	GEB	Corporate Center	Business Groups	Remarks

3.2.4. Compensation Head of Group Internal Audit and Company Secretary		X

3.2.5. New hire or existing employee with total compensation (including stock options value) equal to or greater than annual US$10 million			A: CEO		P: CEOs*	* cc: CFO

3.2.6. Other compensation					X (incl. CC)*	*In accordance with guidelines of Group HR

3.2.7. New compensation plans and changes of existing plans						Co-ordination with GC with respect to accounting policies and disclosure requirements

3.2.7.1. Establishment of new compen- sation plans with significant use of UBS equity or equity-related vehicles	A		P*			*Co-ordination with Group Treasury on impact on UBS equity

3.2.7.2. Establishment of new compensation plans with a material financial, reputational or strategic impact		A	P

3.2.7.3. Material change to or termination of existing plans		A	P

3.2.7.4. Other changes			A*	P:	P:
				(to Group HR)	(to Group HR)	* Can be delegated to Group HR

3.2.8. Maximum number of options to be granted to employees in a given year or multi year period	A		P

3.2.9. Setting of final annual bonus pools and stock option allocations for BG		A	P

	BoD	Chairman’s Office	GEB	Corporate Center	Business Groups	Remarks

3.3. Retirement benefit plans

3.3.1. Setting Group retirement benefit plans		A	P

3.3.2. Appointment of the Board members (employer’s representatives) of the pension trusts		A	P

3.3.3. Approval of principles governing retirement benefit plans	A		P

3.3.4. Determination of funding guidelines for retirement benefits and funding decisions for plans with material asset levels			A	P:
Group HR & GC

4. Audit

	BoD	Chairman’s Office	GEB	Corporate Center	Business Groups	Remarks

4.1. External audit

4.1.1. Appointment of auditors of Group and parent bank	A*:		P			*Proposal to be submitted to AGM for approval; Preparation of nomination by Audit Committee, supported by GEB and Group Internal Audit
Upon proposal by Audit Committee

4.1.2. Appointment of auditors of Group Companies and branches abroad
	A: Audit Committee		I	P:CFO

4.1.3. Approval of Group and statutory reports on financial statements	A*		P			*Preparation for submission to AGM

4.2. Internal audit

4.2.1. Determination of GIA activities		X	I

4.2.2. GIA activity reports	A	P	I

4.2.3. Individual internal audit reports		X	X	X	X	Circulation among units /persons involved/concerned

5. Financial Planning and Reporting

	BoD	Chairman’s Office	GEB	Corporate Center	Business Groups	Remarks

5.1. Financial and business planning

5.1.1. Business Plan and Annual Budget of the Group	A		P	P: CFO

5.2. Financial reporting

5.2.1. Consolidated and parent bank annual financial statements	A*		P	P: CFO		* to be submitted to AGM for approval

5.2.2. Annual Report*						* to be submitted to AGM for approval
Concept, general guidelines		A	P	P		** supported by SEC Certification
Editing		A	P	P
Sign-off	A: BoD P: Audit Committee	P	P**

5.2.3. Quarterly financial statements	A *		P	P: CFO		* Preparation by Audit Committee

5.2.4. Quarterly reports	I		A	P: CFO

5.2.5. Monthly financial statements		I	I	X: CFO

5.2.6. Regular reporting on bank projects (with projected aggregate costs, incl. first year of operation >CHF 100 million)	I		I	X: CFO	X

5.3. Budget controlling

5.3.1. Controlling of compliance with budget				X: CFO

	BoD	Chairman’s Office	GEB	Corporate Center	Business Groups	Remarks

5.4. Out of budget capital expenditure

5.4.1. Capital expenditure (incl. real estate, IT, projects, etc.) out of budget	>500	500	250	CFO: 25	CFO: 25	With respect to authorities for Financial and Business Investments, see 8.1. & 8.2

6. Treasury Management

	BoD	Chairman’s Office	GEB	Corporate Center	Business Groups	Remarks

6.1. Quarterly treasury report			A	P: CFO

6.2. Capital strategy and management

6.2.1. Principles and targets for capital management	A		P	P: CFO

6.2.2. Capital planning			A	P: CFO

6.2.3. Increase and decrease of share capital, creation of conditional and authorized capital of UBS AG	A*		P	P: CFO		* to be submitted to AGM for approval

6.2.4. Use of authorized capital of UBS AG	A		P	P: CFO

6.2.5. Use of conditional capital of UBS AG			A	P: CFO

6.2.6. Initiation of share repurchase programs	A		P	P: CFO

6.2.7. Listing and de-listing of UBS shares	A		P	P: CFO

6.2.8. Purchase and sale of own shares as treasury stock (incl. derivatives)			I	X: CFO

6.3. Regulatory capital

6.3.1. Issue of Group tier 1 capital (other than share capital issued by the Company)			A	P: CFO

6.3.2. Repurchase and redemption of Group tier 1 capital (other than share capital issued by the Company)				X: CFO

	BoD	Chairman’s Office	GEB	Corporate Center	Business Groups	Remarks

6.3.3. Issue, repurchase and redemption of tier 2 and 3 capital				X: CFO

6.4. Legal lending limit

6.4.1. Setting of legal lending limit (Group and parent bank)			A	P: CFO

6.4.2. Setting of available excess capital (Group)			A	P: CFO

6.4.3. Release of available excess capital (Group)		I	A	P: CFO

6.5. Funding risk and liquidity management and control

6.5.1. Policies for funding risk and liquidity		A	P	P: CFO

6.5.2. Funding risk and liquidity limits as well as controlling process			A	P: CFO

6.6. Debt issues*						*Raising of debt through the parent bank or Group Companies (excl. consolidated SPEs as per 8.2.). In case of issues through Group Companies, the authority also covers a possible parent guarantee; for procedures and approvals, see Debt Issuance Policy issued by GT

6.6.1. Conditions for debt capital market issues (annual issue volumes, guarantees)	I		A	P: CFO

	BoD	Chairman’s Office	GEB	Corporate Center	Business Groups	Remarks

6.6.2. Establishment and structural changes (e.g. increase) of debt programs and CD-/CP-programs (including possible parent guarantee)				A: CFO	P

6.6.3. Issue, repurchase for cancellation, early redemption of notes, bonds and other securities with similar characteristics* on a stand-alone basis as well as under debt programs				A: CFO	P	*For definitions, see, Funding Manual and Debt Issuance Policy issued by GT

6.6.4. Issue, repurchase for cancellation and early redemption of notes and bonds through consolidated and non-consolidated SPEs				I: GT & GC	A	Formation of SPEs is subject to separate approvals

7. Risk Management and Control

	BoD	Chairman’s Office	GEB	Corporate Center	Business Groups	Remarks

7.1. Risk management and control principles

7.1.1. Principles	A	P	P

7.1.2. Monitoring of implementation of risk management and control		X	X	X

7.2. Group risk capacity

7.2.1. Determination of risk capacity (concept and quantum)	A	P	P			Philosophy, concept and quantum to be reviewed and agreed on a annual basis

7.2.2. Monitoring of implementation of risk capacity concept		X	X	X		Including risk quantification and aggregation methods

7.2.3. Setting and allocation of major portfolio risk limits consistent with risk capacity concept		A	P	P		Including as appropriate nominal, VAR and Stress Loss limits at aggregate portfolio levels

7.3. Risk policies (primary and operational risks)

7.3.1. Determination of major risk policies and approval of significant changes thereto		I	A	P		Determination of what constitutes “major” and “significant” is in the responsibility of the CC function heads (GCRO, GCCO, GGC, etc.)

7.3.2. Setting other significant risk policies				A		See, remarks to 7.3.1.

	BoD	Chairman’s Office	GEB	Corporate Center	Business Groups	Remarks

7.4. Risk authorities

7.4.1. Setting of authority levels for market, issuer and credit risk within the risk capacity defined by the BoD		A	P			See, separate Risk Authorities

7.4.2. Delegation of authorities for market, issuer and credit risk to GEB and BG		A	P	P	P	See remarks to 7.4.1

7.4.3. Delegation of authorities for private equity and commercial real estate investments		A	P	P	P	See remarks to 7.4.1.

7.4.4. Final authority for transactions which are escalated according to article 9(6) Organization Regulations		A: Chairman and CEO jointly if disagreement between ChO delegate and GEB Risk Subcommittee	A: GEB Risk Subcommittee, with right to veto by ChO delegate			In case of dissent between Chairman and CEO, ChO to decide.

7.5. Risk reporting

7.5.1. Quarterly risk reports	I	A	P:	X	X
CFO to ChO

7.5.2. Regular interim risk reports			I	X	X

7.6. Insurance risk management and control			A	P		For D&O insurance information to BoD

8. Investments and Divestments

All amounts in CHF millions	BoD	Chairman’s Office	GEB	Corporate Center	Business Groups	Remarks

8.1. Financial investments and divestments*						*Concerns all investments /divestments other than in Group Companies (see, 8.3.1), excluding private equity and commercial real estate which are governed by the separate Risk Authorities.

8.1.1. Policy for equity and debt financial investments	I	I	A	P: CFO

8.1.2. Purchase, sale, increase, decrease and write-downs/offs of equity financial investments as well as use of subscription rights	I	>500	500	CFO: 50	20
					(Immediate notification to GT required)

8.1.3. Purchase, sale, increase, decrease and write-downs/offs of debt financial investments				A: CFO	P

8.2. Business investments and divestments*						*Concerns investments into and divestments of Group Companies as defined in 8.3.1.

8.2.1. Purchase, increase, decrease and sale (incl. merger with non-affiliate) of shareholdings in financial services firms; purchase and sale or exchange of businesses or assets:
	>1,000	1,000	500	CFO: 50
- within Group strategy	>500	500	250	CFO: 25
- outside of Group strategy

All amounts in CHF millions	BoD	Chairman’s Office	GEB	Corporate Center	Business Groups	Remarks

8.3 Group entities and branches*						*Group Companies (as determined in the Banking Ordinance), i.e. all consolidated companies (or any other form of legal entity) of UBS AG wholly or by majority, directly or indirectly owned or otherwise controlled by UBS AG, which it intends to hold indefinitely and which are engaged in banking and finance; this includes real estate companies, SPEs and joint ventures controlled by UBS AG.

8.3.1. Incorporation, reactivation, Group internal transfer/sale (incl. Group-internal merger*) and dissolution of Group Companies with (combined) equity of		>1,000	1,000	CFO: 500		*Merger of subsidiary with UBS AG requires formal approval by the BoD

8.3.2. Establishment and closure of
- branches of the parent bank outside Switzerland			A	P	P
- branches of Group Companies				A	P
- representative offices				A	P
- branches of the parent bank in Switzerland					X: WM&BB

8.4. Funding and financial management of Group Companies

8.4.1. Capital increase of Group Companies (individual or cumulative p.a. per company)		>1,000	1,000	CFO: 500

8.4.2. Capital reduction and redemption of Group Companies		>1,000	1,000	CFO: 500

All amounts in CHF millions	BoD	Chairman’s Office	GEB	Corporate Center	Business Groups	Remarks

8.4.3. Equity-like lendings to Group Companies			>500	CFO: 500

8.4.4. Limits for internal engagements with Group Companies				A: CFO

8.4.5. Parental support for Group Companies				A: CFO

8.4.6. Appropriation of earnings by Group Companies				A: CFO

8.5. Special purpose entities (SPEs)

8.5.1. Setting rules governing the use of SPEs	A		P	P

8.5.2. Functional management and monitoring of SPEs				X	X	Authority attributed depending on functional responsibility

8.5.3. Incorporation, purchase, sale, liquidation or merger of non-consolidating SPEs				X*	X*	*Authority with Business Groups /Legal Structure Committee: sign off

8.6. Application for or purchase of bank, broker or broker-dealer license			A		P

9. Other Matters

All amounts in CHF millions	BoD	Chairman’s Office	GEB	Corporate Center	Business Groups	Remarks

9.1. Litigation / settlements	* If UBS is plaintiff, or claimant vis-à-vis insurance companies, the original claim is relevant; if UBS is defendant, the settlement amount is relevant.
** including settlement with insurance companies

Authorization to

- initiate litigation		>250	250	GGC:100	20

- conclude settlements */**	>250		250	GGC: 100	20

9.2. External functions*						* see, Group Policy on outside Directorships and other External Functions (G/CC/-/006)

- of members of the ChO
- in listed companies	A
- other mandates		A: Chairman**				** Approval by ChO for mandates of the Chairman

- of non-executive members of the BoD (in listed companies)		I

- of members of the GEB (incl. CEO)		A

- of members of the GMB			A: CEO

- of other staff					A: (incl. CC)

UBS AG

Marcel Ospel Chairman	Alberto Togni Vice Chairman